January 17, 2006

Major Markets Circuit

Dateline: Longview, Washington

Contact: R. H. Wollenberg
President and Chief Executive Officer
Phone: (360) 425-1550

LONGVIEW FIBRE COMPANY REPORTS
FISCAL 2005 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

LONGVIEW, Wash., January 17, 2006 - Longview Fibre Company (NYSE:LFB) today announced results for its full fiscal year and fourth quarter ended October 31, 2005.
For the full fiscal year, consolidated net sales reached their highest level in the past ten years, growing 8.1 percent to $898.1 million from $831.2 million in fiscal year 2004. Fiscal year 2005 net income totaled $10.4 million, or $0.20 per share, and included a charge of $6.1 million on an after-tax basis related to the company’s fourth-quarter decision to permanently shut down and write off two paper machines that had been idle for approximately four years. Fiscal year 2004 net income totaled $13.9 million, or $0.27 per share, and included a charge of $1.3 million, or $0.02 per share, on an after-tax basis related to the fourth quarter sale of two bag plants. Cash provided by operations in fiscal 2005 increased 20.7 percent, to $111.0 million from $91.9 million in fiscal 2004.
R. H. Wollenberg, Chairman, President and Chief Executive Officer, said, “Fiscal 2005 was an exciting year for Longview Fibre. Demand and pricing showed improvement in both of our manufacturing segments leading to solid revenue growth. In a year that saw record prices for natural gas and other fuels, we demonstrated our ability to manage those costs by altering the mix of fuels used in our manufacturing facilities. Our sound working capital management helped drive improved operating cash flow. This, combined with our disciplined capital expenditure program, allowed us to reduce our borrowed debt by $65.3 million during the year.”
“During the year we took several important steps to position the company to convert to a REIT in 2006. In December, we replaced our previous $250 million credit facility with a new $400 million credit agreement with lower interest rates and immediately utilized it to finance the prepayment of all $124.5 million of the company's outstanding senior notes and the balance of our bank revolver. We also transferred our manufacturing and processing assets into a newly formed, wholly owned taxable REIT subsidiary (TRS) and changed our fiscal year end to December 31, both necessary steps in order to qualify for REIT status as of January 1, 2006.”
Wollenberg continued, “As we’ve said before, in 2006 we intend to access the public capital markets to provide funding for the one-time taxable distribution of pre-REIT earnings and profits (the E&P distribution) which we expect to pay in 2006 and to complete the refinancing of our long term debt. And we expect to pay a first quarter dividend of $0.25 per share, consistent with our intention to pay annual REIT dividends of $1.00 per share, before adjustment for the additional shares that are expected to be issued as part of the E&P distribution.”
“Looking ahead to fiscal 2006, we expect sustained domestic and Asian demand for our log and lumber products, subject to normal seasonality, and expect our timber segment to remain our most stable source of income and cash flow. We enter the year with a solid backlog of orders for our Longview mill and the prospect of improving prices for kraft paper. Although prices for linerboard and converted products declined in the fourth quarter of fiscal 2005, we expect a recovery in converted products pricing to be reflected in the first quarter of calendar 2006. Managing energy and freight costs will continue to be a primary emphasis of our operational teams. Our inventory levels are in good shape and our manufacturing facilities are positioned to adapt efficiently to seasonal demand patterns.”
Mr. Wollenberg concluded, “As we continue to focus on improving operating efficiencies in 2006, we also expect to complete the remaining steps necessary to qualify as a REIT.”

Fourth Fiscal Quarter 2005 Compared With Fourth Fiscal Quarter 2004
Consolidated fiscal 2005 fourth quarter net sales totaled $224.7 million, compared with net sales of $227.4 million in the fourth quarter of fiscal 2004. The company reported a fourth quarter net loss of $6.9 million, or $0.13 per share, including a charge of $6.1 million on an after-tax basis, or $0.12 per share, related to the company’s fourth-quarter decision to permanently shut down and write off two paper machines that had been idle for approximately four years. In the fourth quarter of fiscal 2004, the company reported net income of $9.3 million, or $0.18 per share, including a charge of $1.3 million on an after-tax basis, or $0.02 per share, related to the sale of two bag plants. Cash provided by operations in the fourth quarter increased 12.6 percent, to $28.9 million from $25.7 million in the fourth quarter of fiscal 2004.

Timber Segment
Timber segment sales in the fourth quarter of fiscal 2005 totaled $41.6 million, a 2.2 percent decrease compared with sales of $42.5 million in last year’s fourth fiscal quarter. Timber segment operating profit totaled $15.8 million, compared with $19.6 million in the same period last year, reflecting a combination of higher logging and freight costs and lower lumber prices.
Fourth quarter log sales of $35.4 million were virtually unchanged from last year’s fourth quarter as a 3.2 percent increase in average log prices offset a 3.4 percent decrease in volume. Domestic log sales increased 15.3 percent as volume and average prices increased 8.1 percent and 6.7 percent, respectively. Increased sales into the domestic market, combined with the dynamics of the current harvest plan, resulted in a 48.2 percent decline in export log sales on 50.3 percent lower volume, partially offset by a 4.1 percent increase in average prices, compared to the fourth quarter of fiscal 2004.
An 11.5 percent decrease in fourth quarter lumber sales reflected the industry-wide price declines on dimensional products from the historically high levels of the year-ago period. Lumber volume increased 13.9 percent, but was more than offset by a 22.2 percent decline in average prices.

Paper and Paperboard
The company’s paper and paperboard segment recorded fourth quarter sales of $64.5 million, compared with sales of $65.0 million in the fourth quarter of fiscal 2004. The utilization rate at the company’s Longview mill during the fourth quarter of fiscal 2005 was approximately 84 percent, compared with 86 percent in the third quarter of fiscal 2005 and 86 percent in last year’s fourth quarter. Compared against last year’s fourth quarter, costs of repairs, labor per ton of production and fiber increased 30.2 percent, 13.3 percent and 4.0 percent, respectively. The increased cost of repairs was a result of unanticipated repairs on the company’s power boilers. Partially offsetting those increases, energy costs declined 7.8 percent through effective use of biomass fuel and recycled fuel oil in response to high natural gas prices.
The paper and paperboard segment reported an operating loss of $7.4 million in the fourth quarter of fiscal 2005, including a non-cash, pre-tax charge of $5.0 million representing the segment’s allocation of a $9.7 million pre-tax write off of two paper machines that the company decided during the quarter to shut down permanently. In the fourth quarter of 2004, the paper and paperboard segment reported an operating profit of $5.4 million.
Fourth quarter paper sales of $51.7 million were virtually unchanged from $51.8 million in last year’s fourth quarter. Volume decreased 4.1 percent but was offset by a 3.8 percent increase in average prices. Domestic paper sales declined 3.5 percent on a 7.9 percent decrease in volume partially offset by a 4.2 percent increase in average prices compared with last year’s fourth quarter. Export paper sales increased 15.5 percent as volume expanded 10.1 percent and average prices increased 4.1 percent.
Fourth quarter paperboard sales declined 3.0 percent, to $12.8 million from $13.1 million last year, as a 9.6 percent decline in average prices more than offset an 8.1 percent volume increase. Domestic paperboard sales declined 30.8 percent, reflecting a 27.1 percent volume decrease coupled with a 6.1 percent decrease in average price. Export paperboard sales, including sales of unbleached kraft pulp rolls, increased 23.5 percent driven by a 35.6 percent volume increase partially offset by 8.5 percent lower average prices.

Converted Products
The company’s converted products segment reported fourth quarter sales of $118.6 million, down 1.1 percent compared with sales of $119.9 million in last year’s fourth quarter. Volume and average prices declined 0.4 percent and 0.6 percent, respectively. Additional labor efficiency gains were more than offset by higher costs of purchased linerboard. Including the allocated pre-tax, non-cash charge of $4.7 million related to the permanent shut down of two paper machines, the converted products segment incurred a fourth quarter operating loss of $10.5 million. In the fourth quarter of fiscal 2004, the segment reported an operating loss of $0.5 million, including a pre-tax, non-cash charge of $2.1 million related to the sale of two bag plants.

Selling and Administrative
Fourth quarter selling, administrative and general expenses increased 25.8 percent compared with last year’s fourth quarter. This included increased wages and associated fringes; depreciation of purchased ERP systems; consulting and advisory costs associated with the company’s ongoing business process improvement initiatives, ERP implementation and REIT conversion; and increased costs associated with Sarbanes Oxley compliance.

Capital Expenditures and Debt
Capital expenditures totaled $8.6 million during the fourth quarter of 2005 compared with $16.1 million in last year’s fourth quarter. During the quarter, the company paid down $19.5 million of debt, ending the fiscal year at $416.9 million of total borrowed debt, a reduction of $65.3 million from October 31, 2004 and down $226.2 million from the peak balance of $643.1 million at January 31, 2002.

Full Year Results
Timber segment sales in fiscal year 2005 were $186.8 million, down 3.1 percent compared with sales of $192.8 million for fiscal year 2004, reflecting a 38.7 percent decline in lumber sales that more than offset a 6.3 percent increase in log sales. Lumber volume was down primarily due to a decision in the fourth quarter of fiscal 2004 to optimize total return and discontinue the processing of logs into lumber at a third-party sawmill in Oregon. Timber segment operating profit was $84.8 million in fiscal year 2005 compared with $90.0 million in fiscal 2004.
Paper and paperboard segment sales in fiscal year 2005 were $264.7 million, an increase of 17.3 percent compared with sales of $225.7 million for fiscal 2004. Full year operating loss from the paper and paperboard segment totaled $11.3 million, including a pre-tax, non-cash charge of $5.0 million related to the permanent shut-down of two paper machines, compared with an operating loss of $13.6 million in fiscal 2004.
Converted products segment sales in fiscal year 2005 were $446.6 million, an increase of 8.2 percent compared with sales of $412.6 million for fiscal 2004. Full year operating loss from the converted products segment totaled $21.4 million, including a pre-tax, non-cash charge of $4.7 million related to the permanent shut-down of two paper machines, compared with an operating loss of $17.5 million in fiscal 2004, including a pre-tax, non-cash charge of $2.1 million related to the sale of two bag plants.
Selling, administrative and general expenses in fiscal year 2005 were $93.6 million, compared with $82.8 million in fiscal 2004, reflecting increased wages and associated fringes; depreciation of purchased ERP systems; consulting and advisory costs associated with the company’s ongoing business process improvement initiatives, ERP implementation and REIT conversion; and increased costs associated with Sarbanes Oxley compliance efforts.
Capital expenditures for fiscal 2005, including $10.2 million for the timber segment, totaled $41.7 million, compared with $70.7 million in fiscal 2004. Over the past four years, the company’s annual capital expenditures have averaged $48.3 million.

Internal Control Over Financial Reporting
Longview Fibre's Annual Report on Form 10-K for the fiscal year ended October 31, 2005 (the "Form 10-K") contains management's report on its assessment of the company's internal control over financial reporting as of October 31, 2005, as required by Section 404 of the Sarbanes-Oxley Act. Because management concluded that the company had internal control deficiencies as of October 31, 2005 that constitute material weaknesses, its report contains the conclusion that the company’s internal control over financial reporting was not effective as of October 31, 2005. The Form 10-K also contains an adverse opinion from Longview Fibre's independent registered public accounting firm with respect to the effectiveness of the company’s internal control over financial reporting as of October 31, 2005. Additional information regarding the material weaknesses and the company's plan to remediate them is included in the Form 10-K.

Investor Conference Call
The company will host a conference call Wednesday, January 18, 2006 at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time). Interested investors can access the conference call by dialing 800-706-7748 within the U.S. and Canada, or 617-614-3473 from other locations, passcode 33956956.
A telephone replay of the conference call will be available until midnight January 25, 2006 and can be accessed from the United States and Canada at 888-286-8010, and 617-801-6888 from other locations; passcode 60198824.
This call is being webcast by CCBN and can be accessed at Longview Fibre’s web site at www.longviewfibre.com, where it will remain available through January 18, 2007. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Longview Fibre Company
Longview Fibre Company is a diversified timberlands manager and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 585,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include one of the largest pulp-paper mills in North America at Longview, Washington; a network of 15 converting plants in 12 states; and a sawmill in central Washington. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web-site at www.longviewfibre.com.

Forward-Looking Statements
Except for historical information, the matters discussed in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the company’s estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events and results could differ materially from those anticipated by the company. The following risks, uncertainties and factors, among others, could cause actual results or events to differ materially from those expressed in the forward-looking statements: the company's ability to achieve its strategies and the results of these strategies; actual log harvest levels and customer and product focus; the company's dependence on timber resources; changes or growth in the general domestic and foreign economy, the forest products industry or the specific markets into which the company sells products; the company's ability to achieve anticipated improvements in operating results and earnings and expected cost reductions; the company's having sufficient resources to fund operations and meet debt payment obligations and capital expenditure requirements; the company's working capital needs, including inventory levels and raw material requirements; unanticipated changes in pricing and market conditions for the company's products, energy and certain raw materials, including changes in log, paper, paperboard and converted products pricing and demand; the company's ability to achieve anticipated reductions in the amount of natural gas purchased from third parties; the company's ability to improve reliability and uptime of equipment, creating a more steady operation and better management of raw material purchases; the company's ability to achieve anticipated savings and improvements from various business improvement projects and programs within the expected time frames or at all; unexpected capital expenditures and the timing of completion and results of capital expenditure projects; the company's ability to reduce debt and prioritize the use of excess cash to reduce debt; expected sales of power; possible effects of changes in currency exchange rates between the U.S. dollar and currencies of important export markets (particularly Japan); cost of compliance with environmental regulations and effects of environmental contingencies, litigation and regulations on the company's financial condition and results of operations and the company's competitive position; developments in the world, national, or regional economy or involving the company's customers or competitors affecting supply of or demand for the company's products, energy or raw materials, including the level of interest rates and new housing starts; implementation or revision of government policies affecting the environment, import and export control and taxes; changes in harvest conditions or regulations effecting the company's timber operations; adverse weather conditions; availability of excess cash to pay dividends and existence of contractual limitations on the company's ability to pay dividends; the need to obtain board approval of dividends and other distributions to the company's shareholders, which approval could be granted or withheld based on, among other things, the company's results of operations, cash flow and prospects at the time; unforeseen maintenance on capital assets; unforeseen developments in the company's business; the company's ability to remediate material weaknesses in its internal control over financial reporting; adverse changes in the capital markets or interest rates affecting the cost or availability of financing; disasters and other unforeseen events; potential changes in tax laws affecting REITs that could reduce the tax benefits associated with being a REIT; the occurrence of events that require a change in the timing of the company's REIT election; the company's actual pre-REIT earnings and profits could vary from estimates resulting in a lower or higher shareholder distribution; the company's ability to satisfy complex technical rules in order to qualify for or maintain REIT status and to operate effectively within the limitations imposed by those rules; and the expected heightened sensitivity of the company's stock price to the level of dividends on its common stock.

The company does not undertake any obligation to update forward-looking statements should circumstances or the company’s estimates or projections change. For additional factors that could impact future results, please see Longview Fibre’s most recent Form 10-K on file with the Securities and Exchange Commission.

Longview Fibre Company Reports Fiscal 2005 Fourth Quarter and Full Year Financial Results
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CONSOLIDATED STATEMENT OF INCOME
	THREE MONTHS ENDED OCT. 31 UNAUDITED		TWELVE MONTHS ENDED OCT. 31 AUDITED
(thousands except per share)	2005	2004	2005	2004
Net sales	$224,684	$227,370	$898,092	$831,166
Cost of products sold, including outward freight	189,976	181,226	742,686	689,470
Gross profit	34,708	46,144	155,406	141,696
Selling, administrative and general expenses	27,167	21,593	93,559	82,752
Loss on asset abandonment	9,692	-	9,692	-
Operating profit (loss)	(2,151)	24,551	52,155	58,944
Interest income	116	61	286	188
Interest expense	(9,059)	(9,317)	(37,044)	(37,493)
Miscellaneous	281	354	1,137	1,262
Income (loss) before income taxes	(10,813)	15,649	16,534	22,901
Provision (benefit) for taxes on income	(3,938)	6,317	6,180	9,000

Net income (loss)	$(6,875)	$9,332	$10,354	$13,901
Per share	$(0.13)	$0.18	$0.20	$0.27
Dividend paid per share	$0.02	$0.05	$0.08	$0.05
Average shares outstanding	51,077	51,077	51,077	51,077

SEGMENT INFORMATION
	THREE MONTHS ENDED OCT. 31 UNAUDITED		TWELVE MONTHS ENDED OCT. 31 AUDITED
(thousands)	2005	2004	2005	2004

Net sales:
Timber	$41,579	$42,511	$186,783	$192,840
Paper and paperboard	64,483	64,962	264,733	225,682
Converted products	118,622	119,897	446,576	412,644
	$224,684	$227,370	$898,092	$831,166

Operating profit (loss):
Timber	$15,823	$19,596	$84,792	$90,039
Paper and paperboard	(7,433)	5,410	(11,269)	(13,611)
Converted products	(10,541)	(455)	(21,368)	(17,484)
	$(2,151)	$24,551	$52,155	$58,944

OTHER INFORMATION
	THREE MONTHS ENDED OCT. 31 UNAUDITED		TWELVE MONTHS ENDED OCT. 31 AUDITED
(thousands)	2005	2004	2005	2004
Sales:
Logs, thousands of board feet	60,146	62,275	272,332	269,372
Lumber, thousands of board feet	17,358	15,244	68,067	96,447
Paper, tons	80,273	83,709	326,354	302,429
Paperboard, tons	37,556	34,727	167,257	121,987
Converted products, tons	146,886	147,433	543,433	511,923
Logs, $/thousand board feet	$588	$570	$595	$566
Lumber, $/thousand board feet	358	460	364	419
Paper, $/ton FOB mill equivalent	594	572	582	562
Paperboard, $/ton FOB mill equivalent	330	365	342	348
Converted products, $/ton	808	813	822	806

Longview Fibre Company Reports Fiscal 2005 Fourth Quarter and Full Year Financial Results
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CONSOLIDATED BALANCE SHEET

	October 31	October 31
(dollars in thousands except per share)	2005	2004
ASSETS
Current assets:
Accounts and notes receivable	$106,844	$111,723
Allowance for doubtful accounts	1,000	1,350
Taxes on income, refundable	3,931	-
Inventories	72,110	83,523
Other	9,869	7,800
Total current assets	191,754	201,696
Capital assets:
Buildings, machinery and equipment at cost	1,812,933	1,828,195
Accumulated depreciation	1,177,306	1,139,390
Costs to be depreciated in future years	635,627	688,805
Plant sites at cost	3,549	3,549
	639,176	692,354
Timber at cost less depletion	195,031	196,440
Roads at cost less amortization	9,053	8,631
Timberland at cost	24,694	24,598
	228,778	229,669
Total capital assets	867,954	922,023
Pension and other assets	151,987	147,211
	$1,211,695	$1,270,930

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to bank resulting from checks in transit	$10,299	$12,370
Accounts payable	63,527	66,063
Short-term borrowings	9,500	10,000
Payrolls payable	15,906	15,897
Other taxes payable	8,541	9,100
Current installments of long-term debt	-	30,000
Total current liabilities	107,773	143,430
Long-term debt	407,386	442,148
Deferred taxes - net	210,029	204,783
Other liabilities	36,585	36,915
Commitments and contingencies	-	-

Shareholders’ equity:
Preferred stock; authorized 2,000,000 shares	-	-
Common stock, ascribed value $1.50 per share;
authorized 150,000,000 shares; issued 51,076,567shares	76,615	76,615
Additional paid-in capital	3,306	3,306
Retained earnings	370,001	363,733
Total shareholders’ equity	449,922	443,654
	$1,211,695	$1,270,930

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Three Months Ended		Twelve Months Ended
	October 31		October 31

(thousands)	2005	2004	2005	2004
Cash provided by (used for) operations:
Net income (loss)	$(6,875)	$9,332	$10,354	$13,901
Charges to income not requiring cash:
Depreciation	18,354	17,673	71,729	70,906
Depletion and amortization	2,511	2,397	10,775	8,612
Deferred taxes - net	240	6,266	4,492	8,877
(Gain) loss on disposition of capital assets	1,002	4,492	898	5,039
Loss on asset abandonment	9,692	-	9,692	-

Change in:
Accounts and notes receivable - net	5,516	(10,725)	4,529	(11,969)
Taxes on income, refundable	(3,931)	-	(3,931)	-
Inventories	9,168	(8,657)	11,413	(18,175)
Other	(2,088)	369	(1,315)	(195)
Pension and other noncurrent assets	(2,952)	(4,293)	(4,776)	(1,775)
Accounts, payrolls and other taxes payable	3,050	8,686	(2,618)	14,254
Federal income taxes payable	(4,587)	-	-	-
Other noncurrent liabilities	(182)	139	(283)	2,436
Cash provided by operations	28,918	25,679	110,959	91,911

Cash provided by (used for) investing:
Additions to: Plant and equipment	(7,047)	(14,771)	(31,500)	(45,796)
Timber and timberlands	(1,580)	(1,327)	(10,180)	(24,946)
Proceeds from sale of capital assets	(79)	2,222	2,655	3,269
Cash used for investing	(8,706)	(13,876)	(39,025)	(67,473)

Cash provided by (used for) financing:
Additions to long-term debt	48	48	191	192
Reductions in long-term debt	-	-	(30,000)	-
Short-term borrowings	(19,500)	(13,000)	(35,500)	(25,000)
Payable to bank resulting from checks in transit	(100)	3,605	(2,071)	1,180
Accounts payable for construction	361	98	(468)	1,744
Cash dividends	(1,021)	(2,554)	(4,086)	(2,554)
Cash used for financing	(20,212)	(11,803)	(71,934)	(24,438)

Change in cash position	-	-	-	-
Cash position, beginning of period	-	-	-	-
Cash position, end of period	$-	$-	$-	$-

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amount capitalized)	$3,158	$2,879	$37,604	$36,822
Capitalized interest	69	335	610	876
Income taxes	4,497	21	5,782	113

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